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                                                                                                     Exhibit No. 11
                      HARDING LAWSON ASSOCIATES GROUP, INC.

                       Computation of Net Income Per Share
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                            Three Months Ended August 31,
                                                                          1998                       1997

     Weighted average basic shares outstanding                             4,896                     4,887
     Net effect of dilutive stock options
         based on the treasury stock method.                                 103                        41

         TOTAL                                                             4,999                     4,928
==========================================================================================================

     Net income                                                           $1,013                     $ 920
==========================================================================================================

     Basic net income per share                                           $ 0.21                     $0.19
==========================================================================================================

     Diluted net income per share                                         $ 0.20                     $0.19
==========================================================================================================
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